Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, May 5, 2020

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FIRST QUARTER 2020 RESULTS

Quarter Highlights:
•Q1 2020 consolidated revenues decreased 5.9% from Q1 2019 due to lower market volumes, primarily in Europe and China, and to the impact of COVID-19
•Q1 2020 consolidated operating profit increased to $20.2 million, up from $3.4 million in Q1 2019
•Q1 2020 net income of $15.3 million, or $0.91 per share, up from $3.4 million, or $0.20 per share, in Q1 2019

        Cleveland, Ohio, May 5, 2020 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $785.7 million and consolidated net income of $15.3 million, or $0.91 per diluted share, for the first quarter of 2020 compared with consolidated revenues of $834.8 million and consolidated net income of $3.4 million, or $0.20 per diluted share, for the first quarter of 2019. Consolidated operating profit increased to $20.2 million in 2020 from $3.4 million in 2019.
Because of the impact across the world of COVID-19, the Company's future prospects have been adversely affected. The significant decline in economic activity has reduced the current demand for the Company's products from customers and reduced the availability of components from suppliers. The effects of the rapid deterioration in economic conditions, all driven by COVID-19 required the Company to evaluate certain assets at March 31, 2020 for impairment.
At the time of this release, the Company has not concluded whether an impairment exists and was not able to reasonably estimate a provisional impairment amount because it is still evaluating several scenarios for the forward forecast necessary to complete the impairment assessment. Based on preliminary analysis, the Company estimates that it could have an impairment in the range of $0 to $10 million. The analysis is expected to be finalized and any impairment reported as part of the Company's final first quarter 2020 results as included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which will be filed at a later date.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the first quarter of 2020 and 2019:

(in millions)	*Hyster-Yale Group		Bolzoni		Nuvera
	Q1 2020	Q1 2019	Q1 2020	Q1 2019	Q1 2020	Q1 2019
Revenues	$747.4	$788.0	$87.9	$91.8	$1.4	$4.5
Operating Profit (Loss)	$28.0	$10.8	$2.7	$1.2	$(9.4)	$(8.4)
Net Income (Loss)	$20.1	$9.6	$2.7	$0.3	$(6.7)	$(6.1)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
        Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended March 31, 2020	Quarter Ended December 31, 2019	Quarter Ended March 31, 2019
Unit Shipments	23,300	24,800	25,700
Unit Bookings	19,400	22,600	22,000
Unit Bookings $ Value	$500	$550	$530
Unit Backlog	37,300	41,200	40,200
Unit Backlog $ Value	$960	$1,070	$1,130
        Unit shipments, bookings and backlog all decreased compared with the 2019 fourth and first quarters primarily due to lower market and bookings levels, and some impact from COVID-19 late in the quarter. Generally markets were lower in the first quarter of 2020 than in the 2019 first quarter. The Company ended the first quarter of 2020 with a strong backlog, but at a lower level than the extended-lead-time backlog in the prior year first quarter which was affected by lower production due to supplier shortages. In addition, while unit bookings decreased from prior periods, the average sales price per unit in bookings increased compared with the fourth quarter of 2019 as a result of an increase in bookings of higher-priced units. Production was reduced or suspended in several of the Company’s Asian and European facilities during the first quarter due to COVID-19's impact on the Company's production facilities, and to material shortages from suppliers who closed their manufacturing plants or could not deliver components as a result of increased controls at borders, border closures and traffic delays.

Americas Results
        Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased to $550.7 million in the first quarter of 2020 from $534.5 million in the 2019 first quarter. This increase was primarily the result of increased unit and parts volumes. Unit shipments increased by approximately 800 units from the prior year first quarter primarily driven by higher shipments in North America of Class 1 electric counterbalanced trucks, Class 2 and Class 3 warehouse trucks and Class 5 Big Trucks, partially offset by lower shipments of Class 5 1- to 8-ton trucks.
        In the first quarter of 2020, the Americas' operating profit increased to $38.5 million from $15.3 million in the first quarter of 2019. Operating profit improved as a result of higher gross profit and lower operating expenses. The improvement in gross profit was mainly due to favorable pricing actions taken in 2019, higher unit volumes and a shift in sales to higher-margin lift trucks. Operating expenses decreased primarily as a result of the reduction or elimination of certain employee-related costs as the Company implemented its initial cost containment actions to mitigate the expected impact of the COVID-19 pandemic.

EMEA Results
        Revenues for the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, decreased to $152.1 million in the first quarter of 2020 from $190.1 million in the first quarter of 2019. Revenues declined primarily due to a decrease in shipments of approximately 2,300 units in all lift truck classes, except Class 5 Big Trucks greater than 16 tons, and unfavorable currency movements of $5.0 million related to the translation of sales into U.S. dollars. Price increases implemented to offset higher material costs partially offset the revenue decrease. The decline in shipments, predominantly in Western and Eastern Europe, was mainly the result of lower fourth-quarter 2019 bookings, and in the latter part of the first quarter, from reduced plant shipments due to COVID-19.
        EMEA had an operating loss of $4.5 million in the first quarter of 2020 compared with breakeven results in the first quarter of 2019. The operating loss in EMEA was primarily due to unfavorable foreign currency movements of $3.7 million, lower gross profit as a result of lower unit volumes and unfavorable manufacturing variances, partially offset by the favorable impact of pricing actions on lift truck sales and a shift in sales to higher-margin lift trucks. The reduction in operating profit was partially offset by lower operating expenses primarily as a result of the reduction or elimination of certain employee-related costs as the Company implemented its initial cost containment actions to mitigate the expected impact of the COVID-19 pandemic.

JAPIC Results
        Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, decreased to $44.6 million in the first quarter of 2020 from $63.4 million in the first quarter of 2019. Revenues decreased primarily as a result of a decrease in shipments of approximately 900 units, mainly due to weakening JAPIC markets and the closure of facilities in China as result of COVID-19, as well as $0.9 million of unfavorable currency movements from the translation of sales into U.S. dollars.
        In the first quarter of 2020, JAPIC had an operating loss of $6.0 million compared with an operating loss of $4.5 million in the first quarter of 2019. The increased loss was primarily the result of unfavorable foreign currency movements of $1.4 million and lower unit volumes, partially offset by a shift in mix of sales to higher-margin lift trucks and price increases.

Bolzoni Results
        During the first quarter of 2020, Bolzoni's revenue decreased to $87.9 million from $91.8 million in 2019. The decrease in revenues was due to lower sales as a result of extended plant closures in China early in the first half of the quarter and the closure of Bolzoni's Italian facilities in the latter part of the quarter both as a result of COVID-19, as well as unfavorable currency movements of $1.5 million from the translation of sales into U.S. dollars.
        Bolzoni's operating profit increased to $2.7 million in the first quarter of 2020 from $1.2 million in the 2019 first quarter. The increase was primarily due to the absence of a $1.4 million restructuring charge taken in the prior year quarter related to the transfer of Bolzoni's North America attachment manufacturing from Homewood, Illinois to Sulligent, Alabama in 2019.

Nuvera Results
        Nuvera's revenues decreased to $1.4 million in the first quarter of 2020 from $4.5 million in 2019. The revenue decrease was primarily the result of reduced receipts of development funding associated with third-party development agreements and lower sales of fuel cell battery box replacements in the first quarter of 2020 than in the first quarter of 2019.
        Nuvera's operating loss increased to $9.4 million in the first quarter of 2020 compared with a loss of $8.4 million in the first quarter of 2019. The higher loss was due to lower third-party fuel cell development services provided in the first quarter of 2020 compared with the first quarter of 2019.

Business Prospects
The effects of the COVID-19 pandemic continue to evolve rapidly. Much uncertainty exists as to the duration as well as the depth and severity of the economic downturn that is occurring as a result of COVID-19 in conjunction with the broad measures taken by governments, businesses and others across the globe to limit the spread of the virus. Global economic and market conditions have deteriorated dramatically, beginning in China early in the first quarter and increasing rapidly around the world throughout the remainder of the quarter and in April. The global economy appears to be entering what is likely to be a deep recession.
The Company's first quarter 2020 results were only moderately affected by the COVID-19 pandemic. The impact of the measures taken to limit its spread in the most important economic regions for the Company began late in the quarter and have continued to increase in intensity in the early part of the second quarter. The magnitude of the impact of the COVID-19 pandemic on the Company's financial and operational results will ultimately depend primarily on the severity and duration of the pandemic and the consequential impact of the pandemic on demand for the Company’s products and services. In addition, in the near term, the effect on the Company's production levels, supply chain resiliency and the magnitude of the impact of the Company's actions to mitigate the effects of the pandemic will also affect the Company's results. As a result, it is too early to reasonably estimate the full financial impact of the COVID-19 pandemic on the Company. However, the effect could be significant, and has had, and will continue to have an unfavorable impact on the Company’s near-term results of operations, cash flows and financial condition. The Company could experience material adverse effects due to reduced demand for the Company's products if the recovery from the recession is slow. During late March and early April, markets and bookings were severely reduced due to lockdown measures implemented in the Company's most significant markets. However, the Company does not believe that these lockdown-related bookings levels provide useful perspective on post-lockdown market and bookings levels. As a result, the level of post-lockdown markets and bookings cannot currently be reasonably forecasted. As lockdown measures are relaxed and market conditions improve, the Company expects that increased bookings and the strategic programs the Company continues to pursue will position each of its businesses to recover to sound long-term financial returns.
As market and bookings visibility improves and uncertainty is reduced over the next few months, the Company plans to provide increased perspective on its anticipated results through its future earnings releases. The Company has not included an update to its fourth-quarter 2019 Investor Perspective in this earnings release because of the uncertainty about future market conditions and their impact on the Company resulting from the impact of COVID-19. The Investor Perspective will be updated in future earnings releases as the current uncertainty moderates. In the meantime, the Company is focused on aggressive actions to moderate the near-term financial impact of COVID-19 as a result of lower markets, reduced bookings and factory and supply chain disruptions.
The global lift truck market decreased 12% in the 2020 first quarter from the 2019 fourth quarter, in large part because of the beginning of the impact of COVID-19 in China. Further, the Company is anticipating a substantial decrease in bookings in the second quarter in all geographic regions because markets and bookings have deteriorated as the actions taken to limit the spread of COVID-19 have become more widespread. Prospects for the second quarter, given Company plant closures and partial closures, and given potential supplier production disruptions, are for significant declines in shipments, revenue and operating profit, including the possibility of an operating loss. The nature of recovery in lift truck markets in later quarters of 2020 and its consequential impact on revenues and earnings is too speculative to comment on at this time.
Due to COVID-19, the Company has implemented many actions focused on maintaining the health and safety of its employees. Since the beginning of the year, production has been significantly reduced or suspended for varying periods in several of the Company’s Chinese, European and Americas facilities, generally as a result of government COVID-19 requirements. All plants, with appropriate health and safety protocols in place for employee safety, are expected to be operating as of early May, assisted to some degree by the fact that in most countries, including the United States, the Company is considered an essential business. The Company has implemented procedures to limit its employees' exposure to COVID-19, including adjusting shift schedules to promote social distancing, enhancing cleaning and sanitation of equipment, work areas and common areas, promoting recommended hygiene practices, limiting workplace access and instituting remote working where possible. At the same time, the Company and its employees remain committed to meeting the needs of its dealers and end customers by ensuring they receive equipment, parts and services in a timely manner to the degree possible.
 Hyster-Yale is operating on the assumption that the economic and market environment will be very difficult throughout 2020. Accordingly, the Company has moved aggressively to put plans in place to mitigate the impact of lower markets and bookings, as well as reduced manufacturing activity. Global cost containment actions taken include the following:
•Suspension of incentive payments for the Company's 2020 Incentive Plans (both Short and Long-Term), with the exception of marketing incentive plans designed to support direct selling to customers,
•Spending and travel restrictions, including significantly reduced meeting-related expenses, directives for only essential travel at economy fares, and aggressive reductions in other discretionary spending, and
•Hiring freezes at all businesses, and the minimization or elimination of substantially all contract and temporary workers.
Cost containment actions taken at the Company's North American locations also include the following:
•A 10% reduction in base salaries for all salaried employees,
•Work-scheduled furloughs, including unpaid plant shutdowns, in lieu of a reduction in pay at manufacturing locations, and
•Suspension of all matching 401(k) program contributions, and suspension of the Company's profit sharing program.
Outside of North America, reductions are being made in a manner that maintains compliance with local government requirements, but which are also generally comparable to those reductions taken by the North American workforce. The implementation of these company-wide cost reduction actions are targeted to achieve $80 million to $110 million in operating expense savings in 2020. Savings have also been generated by utilizing government support programs available in various countries outside of North America.
Savings are also expected from actions to reduce costs at the Company's manufacturing locations. Production levels at manufacturing plants have been adjusted to align with an assumption of sharply reduced levels of demand, and the Company is working closely with suppliers to ensure component inventories are reduced to the levels needed to support these reduced production schedules.
In combination with these cost containment actions, the Company is also focused on actions that will enhance cash flow before financing, including reducing working capital and reducing or deferring capital expenditures. As the Company entered this COVID-19 crisis, it was in the midst of undertaking the largest set of strategic programs in its history with the expectation that they would collectively have a transformational impact on the Company’s competitiveness, market position and economic performance. The projects required to execute these strategies continue to move forward, but in light of COVID-19, certain projects are being prioritized over others, and some have been delayed to reduce operating expenses and capital expenditures. Capital expenditures for 2020 are now expected to be approximately $55 million, compared with the original 2020 estimate of $86.1 million disclosed in the Company's 2019 Annual Report on Form 10K.
Enhancing liquidity also continues to be a priority. At March 31, 2020, the Company's cash position was $50.4 million and debt was $340.1 million compared with cash on hand of $64.6 million and debt of $287.0 million at December 31, 2019. In addition, as of March 31, 2020, the Company had unused borrowing capacity of approximately $194 million under existing revolving credit facilities. The Company is working very closely with its banks and financial partners globally to explore opportunities and programs that would enhance its liquidity during the downturn. The Company is also utilizing newly legislated tax and other programs to increase its near-term liquidity.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, May 6, 2020 at 11:00 a.m. Eastern Time. The call may be accessed by dialing (833) 502-0475 (Toll Free) or (236) 714-2221 (International), Conference ID:

4059977, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. For those not planning to ask a question of management, the Company recommends listening via the webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 13, 2020. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
        This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
        For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products if COVID-19 continues to spread or quarantines are extended, (2) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of a COVID-19 triggered economic recession, including any determination by the Company that the value of its assets is impaired, (3) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (4) delays in delivery or increases in costs, including transportation costs, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) delays in manufacturing and delivery schedules, (6) the successful commercialization of Nuvera's technology, (7) customer acceptance of pricing, (8) the political and economic uncertainties in the countries where the Company does business, (9) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) customer acceptance of, changes in the costs of, or delays in the development of new products, (12) introduction of new products by, or more favorable product pricing offered by, competitors, (13) product liability or other litigation, warranty claims or returns of products, (14) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (16) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
        Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2020	2019
	(In millions, except per share data)

Revenues	$785.7	$834.8
Cost of sales	649.0	708.6
Gross Profit	136.7	126.2
Selling, general and administrative expenses	116.5	122.8
Operating Profit	20.2	3.4
Other (income) expense
Interest expense	4.3	4.5
Income from unconsolidated affiliates	(1.6)	(2.7)
Other, net	(2.2)	(3.1)
Income before Income Taxes	19.7	4.7
Income tax provision	4.1	1.5
Net (income) loss attributable to noncontrolling interest	(0.3)	0.2
Net Income Attributable to Stockholders	$15.3	$3.4

Basic earnings per share	$0.91	$0.20

Diluted earnings per share	$0.91	$0.20

Basic weighted average shares outstanding	16.726	16.607
Diluted weighted average shares outstanding	16.787	16.679

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2019	9/30/2019	12/31/2019	3/31/2020	LTM 3/31/2020
	(In millions)
Net Income Attributable to Stockholders	$16.2	$12.8	$3.4	$15.3	$47.7
Noncontrolling interest income (loss)	0.7	0.3	—	0.3	1.3
Income tax provision	4.4	4.9	0.5	4.1	13.9
Interest expense	5.1	5.3	4.9	4.3	19.6
Interest income	(0.4)	(0.2)	(0.8)	(0.5)	(1.9)
Depreciation and amortization expense	10.8	10.3	11.0	10.4	42.5
EBITDA*	$36.8	$33.4	$19.0	$33.9	$123.1

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2020	2019
	(In millions)
Revenues
Americas	$550.7	$534.5
EMEA	152.1	190.1
JAPIC	44.6	63.4
Hyster-Yale Group	$747.4	$788.0
Bolzoni	87.9	91.8
Nuvera	1.4	4.5
Eliminations	(51.0)	(49.5)
Total	$785.7	$834.8

Gross profit (loss)
Americas	$99.7	$81.4
EMEA	19.3	25.1
JAPIC	4.5	6.1
Hyster-Yale Group	$123.5	$112.6
Bolzoni	16.9	15.6
Nuvera	(2.6)	(1.8)
Eliminations	(1.1)	(0.2)
Total	$136.7	$126.2

Operating profit (loss)
Americas	$38.5	$15.3
EMEA	(4.5)	—
JAPIC	(6.0)	(4.5)
Hyster-Yale Group	$28.0	$10.8
Bolzoni	2.7	1.2
Nuvera	(9.4)	(8.4)
Eliminations	(1.1)	(0.2)
Total	$20.2	$3.4

Net income (loss) attributable to stockholders
Americas	$27.8	$12.1
EMEA	(3.1)	(0.1)
JAPIC	(4.6)	(2.4)
Hyster-Yale Group	$20.1	$9.6
Bolzoni	2.7	0.3
Nuvera	(6.7)	(6.1)
Eliminations	(0.8)	(0.4)
Total	$15.3	$3.4

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2020	2019
	(In millions)
Net cash used for operating activities	$(45.7)	$(22.4)
Net cash used for investing activities	(17.4)	(8.0)
Cash Flow Before Financing Activities	$(63.1)	$(30.4)

	March 31, 2020	December 31, 2019
	(In millions)
Debt	$340.1	$287.0
Cash	50.4	64.6
Net Debt	$289.7	$222.4